Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
CONTACT:
David Keating
General Growth Properties, Inc.
TEL (312) 960-6325
GENERAL GROWTH PROPERTIES, INC. FILES FOR CHAPTER 11
PROTECTION; BROKEN CREDIT MARKETS REQUIRE GGP TO REDUCE
AND RESTRUCTURE DEBT
     Chicago, Illinois, April 16, 2009—GENERAL GROWTH PROPERTIES, INC. (NYSE: GGP) (“GGP”) today announced that it is voluntarily seeking relief to reduce and restructure its debts under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. In addition, approximately 158 regional shopping centers owned by GGP and certain other GGP subsidiaries (collectively with GGP, the “Company”) have also filed for protection. The Company intends to work with its constituencies to emerge from bankruptcy as quickly as possible while executing on a plan of reorganization that preserves the Company’s integrated, national business operations.
     Certain subsidiaries, including GGP’s third party management business and GGP’s joint ventures, have not filed for protection. A complete list of subsidiaries that have filed voluntary petitions can be found at www.ggp.com.
     All day-to-day operations and business of all of the Company’s shopping centers and other properties will continue as usual.
     The decision to pursue reorganization under chapter 11 came after extensive efforts to refinance or extend maturing debt outside of chapter 11. Over many months, the Company has endeavored to negotiate with its unsecured and secured creditors to obtain the time needed to develop a long-term solution to the credit crisis facing the Company. Unable to reach an out-of-court consensus, the Company reluctantly concluded that restructuring under the protection of the bankruptcy court was necessary. During the chapter 11 cases, the Company will continue to explore strategic alternatives and search the markets for available sources of capital. The Company intends to pursue a plan of reorganization that extends mortgage maturities and reduces its corporate debt and overall leverage. This will establish a sustainable, long-term capital structure for the Company.
     The Company also announced that it has received a commitment for a debtor-in-possession financing facility of approximately $375 million from Pershing Square Capital

Management, L.P., as agent. When approved by the bankruptcy court, the new facility will provide a source of funds to the Company during the chapter 11 process. The Company has requested, and expects to receive, additional approvals to give the Company the authority to make payments to ensure that the Company’s shopping centers and other properties continue to operate uninterrupted in the ordinary course of business, including paying employee compensation, certain critical service providers, insurance and other claims. The Company intends to pay all providers of goods and services delivered post-petition.
     “Our core business remains sound and is performing well with stable cash flows. We believe that chapter 11 is the best process for restructuring maturing mortgage loans, reducing the Company’s corporate debt, and establishing a sustainable, long-term capital structure for the Company,” said Adam Metz, Chief Executive Officer of the Company. “While we have worked tirelessly in the past several months to address our maturing debts, the collapse of the credit markets has made it impossible for us to refinance maturing debt outside of chapter 11,” he said.
GGP Information/Website
     The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP.
Media Conference Call
     General Growth Properties will host a media conference call to discuss its chapter 11 filing on Thursday, April 16, 2009, at 11:00 a.m. Central Standard Time. Only members of the media may participate in the live conference call by dialing (800) 762-8779 (toll-free domestic) or (480) 629-9770 (international); passcode: 4059520. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at (800) 406-7325 (toll-free domestic) or (303) 590-3030 (international); passcode: 4059520.
Satellite Feed Available
     A satellite feed of General Growth Properties President and COO Tom Nolan’s comments about today’s filing is accessible for broadcasters at the listed times and coordinates.

Thursday, April 16, 2009, 07:00-07:15 EST (7:00-7:15 a.m. EST)

SATELLITE:	AMC 6
TRANSPONDER:	23 C
DL FREQUENCY:	4160 Vertical
AUDIO:	6.2 6.8

Thursday, April 16, 2009, 14:45-15:00 EST (2:45-3:00 p.m. EST)

SATELLITE:	Galaxy 28
TRANSPONDER:	15 C
DL FREQUENCY:	4000 Vertical
AUDIO:	6.2 6.8
     For more information, please visit the Company website at www.ggp.com. Parties may also obtain more information by visiting the claims agent’s website at www.kccllc.net/GeneralGrowth or calling the claim agent’s toll free hotline — 1-888-830-4665.
Forward Looking Statements
     This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the impact of our bankruptcy filing, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage our strategic and financial review and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.